Exhibit 10.1

Progress Software
14 Oak Park Drive
Bedford, Massachusetts 01730 USA
Tel: 781 280 4000
www.progress.com

March 27, 2012

Mr. Charles F. Wagner, Jr.

7 Richard Road

Medfield, MA 02502

Dear Charlie:

This Letter Agreement confirms the terms of your separation from employment with Progress Software Corporation (the “Company”) as of March 23, 2012 (the “Separation Date”). Except as otherwise expressly stated in this Letter Agreement or in the enclosed Benefits Information Attachment, all of your salary and benefits as an employee of the Company will cease as of the Separation Date.

In consideration of your agreement to the terms outlined below, and subject to your execution and compliance with the terms and conditions of a Separation and Release Agreement in the form attached hereto (the “SAR”), you will receive the severance package described herein.

1.	Mandatory Payments and Benefits.

Upon the Separation Date, you will be entitled to the following, subject to the terms and conditions of this letter:

(a)	Salary: The Company issued a payment to you on the Separation Date equal to the total amount of your outstanding wages and unused vacation and floating holidays accrued through such date, less applicable deductions and withholdings, in accordance with the Company’s regular payroll practices.

(b)	Medical and Dental Benefits: Immediately following the Separation Date, you will have the right to continue your medical and dental coverage by electing COBRA in accordance with and subject to the provisions set forth in the enclosed Benefits Information Attachment. A separate package detailing COBRA was mailed to your home shortly after your Separation Date. Your eligibility for COBRA is not contingent on your satisfaction or compliance with the conditions set forth below. It is important to highlight that, as described in the attached Benefits Information Attachment, you must complete the COBRA application you will receive from Aetna to continue your medical and dental coverage beyond your Separation Date. Note that all cost allocations and calculations required by this paragraph will be made in accordance with the American Recovery and Reinvestment Act of 2009.

(c)	Expense Reimbursement: The Company will reimburse you for all actual reasonable and customary business expenses incurred by you (in the furtherance of Company business) on or prior to the Separation Date in accordance with the Company’s regular expense reimbursement policies. In order to qualify for reimbursement, reimbursement requests for all such expenses must be submitted by April 6, 2012.

Mr. Charles F. Wagner, Jr.

March 27, 2012

2.	Additional Severance Payments and Benefits.

In consideration of your performance of your obligations hereunder, and your execution and performance of the SAR, you will also be entitled to the following, subject to the terms and conditions of this letter:

(a)	Severance. For a period of twelve (12) months after the Separation Date (the “Severance Period”), the Company will continue to pay you the total amount of $750,000, which includes your base salary ($450,000 per year) and on-target bonus amount ($300,000 per year) in equal bi-weekly amounts in accordance with the Company’s normal payroll practices and procedures and subject to all applicable deductions and withholdings (provided that such amounts are not treated as compensation for purposes of any qualified retirement plan). Provided that the SAR is effective and irrevocable, such payments shall commence on the first payroll date that occurs thirty (30) days after the Separation Date and continue for a total of twelve (12) months such that the total gross payments made to you equal $750,000. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. No service will be required of you during the Severance Period. No vacation or floating holidays will accrue during the Severance Period. You will not be required to mitigate the amount of any payment made to you during the Severance Period, nor shall any such payment be reduced by any earnings that you may receive from any other source.

(b)	COBRA Reimbursement. If you elect COBRA, the Company will pay the COBRA premiums (less the amount that you would have otherwise been required to contribute for health benefits if you had continued on the Company’s medical and dental plans with your coverage elections as of the Separation Date) until (in each case, the “COBRA Premium Payment Period”) the earlier of (A) twelve (12) months after the Separation Date, or (B) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. With respect to any taxable income that you are deemed to have received for federal income tax purposes by virtue of the Company paying its portion of the premiums toward providing COBRA coverage for you, the Company shall make a cash payment to you such that the net economic result to you will be as if such premiums were provided on a tax-free basis to the same extent as would have been applicable had your employment not ended. Such cash payment shall be made during the calendar year following the calendar year with respect to which the COBRA premium payments are taxable to you, but in any event no later than April 1 of such calendar year.

(c)	Bonus. You will remain eligible to receive a pro-rata portion of your target bonus of $300,000 for FY12, which equals $92,877 and is based on the number of days you were employed with the Company during the fiscal year 2012, pursuant to the Company’s Corporate Bonus Plan currently in effect. Such payment, if earned under the terms of the Bonus Plan, will be made in accordance with the terms of, and at the time provided in, such Bonus Plan (which provides for payment of amounts earned by January 31, 2013). The Company stipulates to your full achievement of all personal objectives; thus, your bonus will be paid strictly on the basis of Company performance against objectives set under the Bonus Plan and approved by the Board of Directors.

Mr. Charles F. Wagner, Jr.

March 27, 2012

(d)	Equity: You were previously granted Restricted Stock Units (RSUs) and options to purchase Company stock, in accordance with the terms and conditions of each grant. The vesting of your outstanding RSUs and options shall cease immediately as of the Separation Date, except that such unvested RSUs and stock options held by you which were granted prior to the Separation Date under the Company’s equity incentive plans which would otherwise vest and become fully exercisable during the thirteen (13) month period following the Separation Date shall instead accelerate and become fully vested and exercisable as of the Separation Date; provided, however, that the preceding acceleration clause shall not apply to the 25,000 RSUs you were granted on October 14, 2011, which RSUs shall terminate as of the Separation Date. For the avoidance of doubt, the attached Personnel Grant Status Report lists all RSUs and stock options that were vested by the passage of time through the Separation Date plus those that will be accelerated and vested by operation of this subparagraph.

No other RSUs or stock options shall be accelerated as a result of this subparagraph. Unvested RSUs and options that do not vest as a result of this subparagraph will be cancelled on the Separation Date. Vested options must be exercised within ninety (90) days of the Separation Date; provided, that if you are subject to a trading blackout during such 90 days then you may exercise your vested options until the later of (i) the expiration of such 90 days, or (ii) ten (10) days after the end of the blackout period, whenever occurring, even if such blackout period continues beyond the ninety (90) day period. Vested but unexercised options will be cancelled on the date that is ninety (90) days following the Separation Date, except as provided in the prior sentence. The shares issuable upon the acceleration and vesting of RSUs are not subject to restriction or forfeiture.

3.	No Other Benefits.

Except as otherwise expressly stated in this Letter Agreement or the enclosed Benefits Information Attachment, all of your benefits as an employee of the Company will terminate as of the Separation Date. You will be provided with more detailed information concerning your conversion options with respect to certain benefits under separate cover.

4.	Other Terms.

Until the later of April 23, 2012 and the date the Company files its definitive proxy statement relating to its 2012 Annual Meeting of Shareholders, you will continue to be subject to the trading blackouts and pre-clearance requirements of the Company’s Insider Trading Policy applicable to Directors and Officers. Once such definitive proxy statement has been filed, the pre-clearance requirements will no longer apply. The Company will upon request to its General Counsel consider terminating the trading blackout as it pertains to you, based on the materiality of any non-public information remaining in your possession as of the date of your request. In evaluating whether you possess any material non-public information as of the date of your request, the Company will act in good faith and respond to such request within two (2) business days.

You agree that you shall not be eligible to, and shall not, apply for any employment with the Company or any subsidiary, whether as an employee or contractor.

Mr. Charles F. Wagner, Jr.

March 27, 2012

Furthermore, you agree to return all credit cards, key/key cards, laptops, software and all other property of the Company in your possession, including any computer equipment at your home, within two (2) weeks of the Separation Date. Such items should be returned to my attention. If you do not return the above-mentioned items by such date, you acknowledge and agree that the Company may, to the extent allowable by applicable law, and without limiting any other remedies available to the Company, withhold all or a portion of any payments that may be owed to you, including, without limitation, any post-employment salary continuation payments, to cover the cost of replacing any unreturned items or recovering any information contained therein.

The terms set forth in this Letter Agreement, the SAR and in the enclosed Benefits Information Attachment represent the entire consideration being offered to you in connection with the separation of your employment with the Company.

This Letter Agreement and the SAR amend and, to the extent inconsistent with, supersede the Executive Severance Agreement made by and between you and the Company dated November 30, 2011 (the “ESA”) and supersedes your employment offer letter, dated October 15, 2010 (the “Offer Letter”). To the extent of any inconsistency between the terms and conditions of this Letter Agreement and the SAR on the one hand, and the ESA and the Offer Letter on the other hand, the terms and conditions of this Letter Agreement and the SAR shall control. Except as modified or amended by this Letter Agreement or the SAR, the ESA remains in full force and effect, including without limitation Section 5 thereof (Conditions to the Receipt of Severance).

Anything to the contrary contained herein notwithstanding, but except solely as specifically required by applicable law, in the event that you materially breach the SAR, or your obligations under Section 5 of the ESA, as amended by this Letter Agreement and the SAR (or the Proprietary Information and Confidentiality Agreement dated November 15, 2010, as amended by this Letter Agreement and the SAR (the “PIA”)), the Company: (i) shall have no obligations to make any further payments under Section 2 above, or to otherwise pay any severance or benefits otherwise owed under this Letter Agreement or any other agreement to which you are party following your separation from employment (and all such obligations shall be terminated), and (ii) shall have the full and unfettered right to recover from you all payments that may have been made under 2 above, and all severance or severance benefits otherwise paid under this Agreement following your separation from employment. The termination under this paragraph of the Company’s payment obligations or its recovery of amounts paid shall have no effect on your continuing obligations under this Letter Agreement, the ESA, as amended by this Letter Agreement and the SAR, the PIA, as amended by this Letter Agreement and the SAR, or the SAR, including without limitation your obligations under Section 5 of the ESA (Conditions to the Receipt of Severance), as amended by this Letter Agreement and the SAR.

You represent and agree that you have had adequate opportunity to read, understand and consult with counsel regarding the terms and conditions of this Letter Agreement and SAR, and that you have read and you understand the terms and conditions of this Letter Agreement and SAR.

Mr. Charles F. Wagner, Jr.

March 27, 2012

5.	Other Agreements.

(a)	Release by the Company. In consideration of your performance of your obligations hereunder, and your execution and performance of the SAR, the Company, its subsidiaries and affiliates, and all of their respective officers, directors, employees, agents, successors and assigns, in their official capacities, unconditionally release you, your heirs, executives, administrators, beneficiaries, personal representatives and assigns, from all claims they may have against you or any of them, including all known and unknown claims, promises, causes of action, or similar rights of any type; including but not limited to claims that in any way relate to: (i) your employment with the Company; or (ii) any claims for attorneys’ fees or other indemnities; provided however, that this release does not apply to any claims relating to fraudulent or criminal acts or breaches of fiduciary duty on your part.

(b)	Indemnification and Insurance. The Company acknowledges and confirms that your separation from the Company does not affect the Company’s obligation to indemnify you under Article VII of the Company’s Amended and Restated By-Laws, and that you are an insured person under the Directors and Officers (D&O) insurance policies with respect to acts or omissions occurring or claims made prior to the Separation Date. You will have coverage under such policies to the same extent as other insured persons under such policy. The release provided in paragraph 5(a) above does not apply to prevent (i) the Company from asserting any valid defenses that may exist to the obligations of the Company to indemnify you as provided in Article VII of the Company’s Amended and Restated By-Laws, or (ii) the D&O insurers from asserting any valid defenses that may exist to their obligations to provide insurance coverage to the Company or to you.

(c)	Confidentiality. The parties agree that, notwithstanding any agreement to the contrary, the Company may disclose this Letter Agreement in order to comply with financial, SEC or regulatory reporting or disclosure requirements or as otherwise may be required by applicable law, rule or regulation (including without limitation in the materials it files with or furnishes to the SEC and related disclosures as it deems appropriate).

(d)	Non-Disparagement; Verification of Employment. The Company shall direct its directors and executive officers as of the Separation Date, during the course of their status as directors and executive officers of the Company, respectively, not to make any disparaging statements about you, except as required by law or to enforce any operative agreement between you and the Company. For purposes of this subparagraph, statements in the course of testimony in a legal or regulatory proceeding or in response to an inquiry by a governmental or other regulatory entity shall be considered to be “required by law.” Any reference checks regarding your employment with the Company will be directed to Joe Andrews, Senior Vice President, Human Resources of Progress Software or his successor, who will state that it is the policy of the Company only to confirm your employment with the Company. In response to requests for verification of employment, the Company will provide data in accordance with standard practice.

Mr. Charles F. Wagner, Jr.

March 27, 2012

(e)	No Hire. Section (d) of the PIA is hereby amended in its entirety to state the following:

“(d) For a period of one (1) year following the separation of my employment, I will not directly or indirectly, solicit or attempt to contact or solicit, for the purpose of hiring, contracting, employing or engaging any person who was an employee or contractor of PSC or PSC’s contractors on or prior to the termination of my employment. For a period of six (6) months following the separation of my employment, I will not directly or indirectly, hire, subcontract, employ or engage any person who was an employee or contractor of PSC or PSC’s contractors on or prior to the separation of my employment, and who (i) was a member of my staff (Finance, Accounting, Investor Relations, Legal) at the Director level or above, (ii) was a member of the Executive Committee, or (iii) is Paul Rice, Paul Heneghan, Dan Veitkus, or Keith Budge.

Subject solely to the foregoing, the PIA remains in full force and effect in accordance with its terms.

(f)	The Company agrees to provide you with a draft of the Form 8-K and press release that will be issued by the Company announcing your separation so that you may have input in the drafting thereof. The Company agrees that it will not publish a Form 8-K or press release prior to your having an opportunity to have input.

If you agree with these terms and conditions, please execute the enclosed duplicate of this letter and return it to Joseph Andrews, Senior Vice President of Human Resources, Progress Software Corporation. You may fax the signed documents to the attention of Joseph Andrews, at the confidential Human Resources fax number (781) 280-4350, and return the originals to Joseph Andrews’ attention at Progress Software Corporation, 14 Oak Park, Bedford, Massachusetts 01730.

Please contact me if you have any questions.

Sincerely,

/s/Joseph Andrews

Joseph Andrews

Senior Vice President, Human Resources

(1)	Enclosures Benefits Information Attachment *

(2)	Duplicate copy of this letter (to be signed by you and returned to the Company)

(3)	Separation and Release Agreement *

(* previously delivered)

ACCEPTED AND AGREED TO:	/s/ Charles F. Wagner, Jr.	DATE: March 27, 2012
Charles F. Wagner, Jr.